Exhibit 10.1

AGREEMENT

This AGREEMENT (hereinafter referred to as “Agreement”) is made this 2nd day of October, 2015, by and between Daniel Poston, including heirs, agents, and assigns (hereinafter collectively referred to as “Executive”), and Fifth Third Bancorp, Fifth Third Bank, including either of their current and former affiliated or related corporate entities, trustees, agents, assigns, successors, owners, board members, officers, directors, employees, employee benefit plans and agents, attorneys, insurers, and reinsurers (hereinafter collectively referred to as “the Company”).

WHEREAS, the parties desire to resolve all issues related in any way to Executive’s employment with the Company and Executive’s departure from employment with the Company;

WHEREAS, Executive resigned his office of Chief Strategy and Administrative Officer at the Company as of October 1, 2015.

WHEREAS, the material terms of this Agreement have been approved by the Human Capital and Compensation Committee of the Company’s Board; and

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. In exchange for the promises and releases of Executive set forth in this Agreement, the Company agrees to provide Executive with a lump sum of $2,050,000 (two million fifty thousand dollars), less applicable deductions and for which a form W-2 shall be issued. Executive acknowledges that the payments and promises contained in this Agreement are in exchange for Executive’s release, and are not otherwise owed to Executive under any policy, obligation or benefit plan of the Company. Executive acknowledges that these payments and promises fully satisfy all claims Executive might have against the Company, and Executive waives all right to interest under Ohio Rev. Code § 1343.03(A).

By signing this Agreement, Executive affirms and warrants that Executive has been paid and has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, reimbursements, and benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, vacation pay, paid time off, bonuses, commissions, reimbursements, variable compensation, or benefits are due to Executive. In addition, Executive affirms and warrants that Executive has no workplace injuries or occupational diseases. Finally, Executive represents that: (i) Executive has not assigned or transferred any claims or rights against the Company to another person or entity; and (ii) Executive does not have any child support obligations or other obligations such that some or all of the money paid to Executive under this Agreement should be paid to someone else.

2. Executive agrees the payment under this paragraph will be paid or begin to be paid on the 30th day after Executive’s separation from service with the Company, provided Executive signed this Agreement and the released contained herein has become irrevocable before such 30th day. If, as of Executive’s separation from service date, Executive is a “specified employee” as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six months of his “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986 (the “Code”) and is considered to be owed to the Executive due to his separation from service shall instead be paid or provided on the first business day (or payroll date) that is at least seven months following the date of Executive’s separation from service.

3. The Company agrees that Executive will qualify as a retiree for purposes of all long term incentive grants under the applicable Company incentive compensation plans provided to Executive while an employee. Executive agrees that all other terms and conditions as provided by these long term incentive grants remain in effect for each grant, except as specifically modified by this Agreement.

4. If the Company determines that any of the payments or benefits provided for under this Agreement are subject to recoupment pursuant to applicable law or regulation, the Company shall, promptly after making such a determination, send Executive a notice of recovery which shall specify the amount to be repaid to the Company and the terms for prompt repayment. In the event that the Company determines that any of the payments or benefits provided for under this Agreement are subject to recoupment pursuant to applicable law or regulation for reasons other than Executive’s misconduct or acts committed outside the scope of Executive’s employment, then this Agreement (including Executive’s release of claims) shall, at the option of the Executive, be void, provided that Executive first returns any requested recoupment payments to the Company.

5. Executive agrees to respond in good faith to periodic, but limited, inquiries from the Company through December 31, 2015 to assist the Company in its transition, provided such inquiries are of a factual nature.

6. Executive fully and completely releases the Company from any and all claims, liabilities, promises, agreements, lawsuits (including but not limited to claims for attorneys’ fees, costs, back pay, front pay, compensatory damages, and punitive damages). Executive’s release includes but is not limited to claims of discrimination and harassment based upon race, national origin, ancestry, disability, religion, marital status, sexual orientation, gender identity, veteran’s status, sex and age. Executive’s release includes claims of retaliation and all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq., the Reconstruction Era Civil Rights Acts, as amended, 42 U.S.C. §§ 1981 et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., the Age Discrimination in Employment Act (ADEA), 29 U.S.C. §§ 621 et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et. seq., the Worker Adjustment and Retraining Notification Act,

29 U.S.C. §§ 2100 et seq., the Employee Polygraph Protection Act (EPPA), 29 U.S.C. §§ 2001, et seq., the Immigration Control and Reform Act, 8 U.S.C. § 1324b, the Fair Credit Reporting Act (FCRA), 15 U.S.C. §§1681, et seq., the Genetic Information Non-Discrimination Act (“GINA”), 42 U.S.C. §§ 2000ff et. seq., the Ohio Civil Rights Act, § 4112, et seq., the Ohio Workers Compensation Anti-Retaliation Act, § 4123.90, any statute in Ohio that is related to any of the statutes listed in this paragraph, and any other federal, state, city, or local statute or ordinance that can be released. This full and complete release shall also include claims for compensatory, punitive, liquidated or equitable damages and claims for all common law torts, breach of contract, promissory estoppel, wrongful termination, violations of public policy, constructive discharge, and any other claims, which have been, could be or could have been asserted by Executive or on Executive’s behalf in any forum arising out of or connected with Executive’s employment with the Company, and from all liability whatsoever, whether now known or unknown. Executive releases all claims for events or omissions occurring prior to the date of this Agreement, except that nothing in this Agreement shall be construed to prevent Executive from filing or fully participating in a charge of discrimination filed with the EEOC or other federal, state or local administrative agencies dealing with employment matters. However, by signing this Agreement, Executive waives the right to recover any monetary damages or attorneys’ fees from the Company in any claim or lawsuit brought by or through the EEOC; any other similar federal, state or local agency; or anyone else representing or purportedly representing Executive’s interests against the Company.

7. Executive additionally agrees to fully and completely release the Company from all claims under the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§ 1001 et seq., the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, et. seq. and the Ohio Whistleblower’s Act, § 4113.52, et seq. to the maximum extent permitted by law and further releases all rights to lead or join a class or collective action against the Company. If any portion of this paragraph is held by a court to be unenforceable, then the remainder of this Agreement shall remain in full force and effect.

8. Executive acknowledges that certain claims for alleged discrimination that Executive might otherwise have desired to assert against the Company may depend in part on the identity or characteristics of the person, if any, selected by the Company to replace Executive, and although the identity of any such person may not yet be known, Executive intends by this Agreement to release the Company from and waive all such claims.

9. It is understood and agreed that by entering into this Agreement, the Company does not admit any violation of law, and that the Company has entered into this Agreement solely in the interest of resolving finally all claims and issues relating to Executive’s employment and departure from employment with the Company.

10. Executive agrees to hold in strictest confidence and not disclose to anyone other than Executive’s spouse, attorneys and tax advisers (after advising them to maintain confidentiality), the arrangements or agreements herein. Executive agrees that this pledge of confidentiality and nondisclosure is essential to this Agreement. In the event that Executive is subject to a subpoena, court order, or otherwise compelled to testify, appear, or provide information regarding the Company, Executive will, if permitted by law, within two business days after receipt, provide written notice to the Company to:

Ms. Teresa Tanner

Fifth Third Bank

38 Fountain Square Plaza

MD 109053

Cincinnati, OH 45236

Teresa.tanner@53.com

Executive represents and warrants that Executive has not disclosed to any person (other than Executive’s immediate family, attorneys and tax advisers), the terms of this Agreement.

Executive understands and acknowledges that this Agreement will be publicly filed by the Company with the Securities and Exchange Commission, but that this filing does not permit Executive to breach his obligation of confidentiality.

11. The Confidential Information and Non-Solicitation Agreement between Executive and the Company (the “Confidential Information Agreement”), signed in connection with restricted stock awards issued to Executive, shall remain in full force and effect, except that Section II(a) shall not prevent Executive from working at Vantiv, Inc. Provided that Executive complies with his confidentiality obligations, Executive and the Company agree that Executive’s work for Vantiv, Inc. will not be deemed to violate the Award Agreements provided under the corresponding Company incentive compensation plan, and shall not affect Executive’s status as a retiree for purposes of (i) any Long Term Incentives granted to Executive; and (ii) Executive’s right to participate in the Company’s retiree medical plan.

12. If despite the full and complete release of claims contained in this Agreement, Executive still files a claim or claims in a lawsuit against the Company for acts or omissions occurring before the signing of this Agreement under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Reconstruction Era Civil Rights Acts, as amended, 42 U.S.C. §§ 1981 et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., or under any state statute or under state common law — and this Agreement is enforced — then Executive agrees to pay the Company its reasonable attorneys’ fees and expenses in defending such a claim or claims brought by Executive.

13. Executive affirms and warrants that Executive has returned to the Company all property of the Company in satisfactory condition (as well as any and all property leased to or owned by the Company), including but not limited to, all keys, credit or access cards, equipment, documents, copies of documents, materials, reports, drafts of reports, studies, computer disks, passwords needed by the Company, customer contact information, smartphones, other types of phones, PDA’s, laptops, computers, and all information stored in any electronic form, such as on a computer or a phone. Executive further agrees that once electronic information is returned to the Company, Executive will promptly delete and permanently destroy any electronic information of the Company remaining on the Executive’s personal computers or other personal electronic equipment. In addition, to the extent that Executive has used any personal device, equipment, or email account owned by Executive to store or transmit Company information (e.g., a blackberry, smart phone, laptop, or email account), Executive shall inform the Company and provide the Company access to such devices or accounts to ensure the Executive has not retained Company information after the end of employment. At the Company’s request, Executive is required to send the personal device or equipment to the Company at the Company’s expense so that the Company can wipe off its information from the Executive’s device or equipment and return the device or equipment to the Executive.

14. Executive agrees to cooperate with the Company with respect to any legal or regulatory issue regarding any matter of which Executive had knowledge during employment with the Company. This cooperation includes appearance at depositions, assistance in responding to discovery demands, preparation for trials, responding to regulatory matters, and appearance at trial. If Executive is contacted by someone other than the Company concerning any legal issue involving the Company, if permitted by law, Executive shall immediately notify the Company of such contact. Such notification shall be made to:

Ms. Teresa Tanner

Fifth Third Bank

38 Fountain Square Plaza

MD 109053

Cincinnati, OH 45236

Teresa.tanner@53.com

Nothing in this Agreement shall be construed as requiring Executive to do anything other than be truthful in any testimony or communication in connection with any legal issue or any other matters involving or regarding the Company.

15. Executive agrees that this Agreement is the sole agreement between the parties, and all other agreements or negotiations leading up to this Agreement shall not be considered enforceable for any reason, except for the following agreements, which shall remain: (i) the Confidential Information Agreement (as modified and discussed in paragraph 11, above); and (ii) the Award Agreements provided under the corresponding Company incentive compensation plan. The provisions of the Award Agreements that survive Executive’s employment with the Company shall continue to be in full force and be binding. Moreover, this Agreement does not alter Executive’s right to indemnification by the Company, including any rights under Directors’ and Officers’ insurance coverage, for acts committed by Executive within the scope of employment by the Company. Executive further agrees that true and accurate photocopies of this Agreement shall be enforceable. Ohio law shall apply to any dispute involving or arising out of this Agreement that concern issues of state law. Any dispute between the parties shall take place in the state or federal courts located in Hamilton County, Ohio.

16. Executive agrees that the Company’s failure to enforce any provision of this Agreement shall not be deemed a waiver.

17. Executive is advised to consult with an attorney concerning this Agreement, and Executive has been given 21 days to consider this Agreement (although Executive is free to sign this Agreement before the 21 days has expired, if Executive chooses to do so). After signing this Agreement, Executive has 7 days to revoke this Agreement.

If Executive decides to revoke this Agreement during this 7 day period, Executive must do so in writing and by certified mail to:

Ms. Teresa Tanner

Fifth Third Bank

38 Fountain Square Plaza

MD 109053

Cincinnati, OH 45236

Teresa.tanner@53.com

If Executive revokes this Agreement during this 7 day period, the Company shall have no obligations to Executive under this Agreement, and this Agreement shall be null and void in all respects.

18. It is further agreed that neither this Agreement nor any part of this Agreement will be used (or admitted into evidence) in any legal proceeding, except: (i) to enforce this Agreement; (ii) for use in workers’ compensation or unemployment proceedings; or (iii) to establish Executive’s affirmations or warranties contained in this Agreement.

19. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsperson will be applied against either the Company or Executive.

EXECUTIVE, BY SIGNING THIS AGREEMENT, UNDERSTANDS THAT EXECUTIVE HAS RELEASED ALL CLAIMS AGAINST THE COMPANY (AS DEFINED IN THIS AGREEMENT), INCLUDING BUT NOT LIMITED TO CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AND ALL CLAIMS TO REINSTATEMENT, DAMAGES, AND PAYMENT OF ATTORNEYS’ FEES. EXECUTIVE ACKNOWLEDGES THAT THE BENEFITS EXECUTIVE IS TO RECEIVE UNDER THIS AGREEMENT ARE BENEFITS TO WHICH EXECUTIVE IS NOT OTHERWISE ENTITLED. EXECUTIVE ENTERS INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL AND TO REVIEW THIS DOCUMENT IN ITS ENTIRETY.

/s/ Daniel T. Poston		10/02/2015
Daniel T. Poston		Date

Fifth Third Bancorp

By	/s/ Teresa J. Tanner	10/02/2015
Date
Its	EVP, Chief Administrative Officer